Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-133247, 333-169747, 333-176859, and 333-188356 on Form S-8 of our report dated March 21, 2017, relating to the consolidated financial statements and consolidated financial statement schedule of Sears Holdings Corporation and subsidiaries, and the effectiveness of Sears Holdings Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Sears Holdings Corporation and subsidiaries for the fiscal year ended January 28, 2017.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Chicago, Illinois
March 21, 2017